CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST
OF
GRAYSCALE SOLANA TRUST ETF

This Certificate of Amendment to the Certificate of Trust of Grayscale Solana Trust ETF (the “Trust”) is being duly executed and filed, to amend the Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust amended hereby is Grayscale Solana Trust ETF.

2. Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Grayscale Solana Staking ETF.

3. Effective Date. This Certificate of Amendment shall be effective upon filing as of 12:01am, New York City time, on January 5, 2026.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By: /s/ James Grier

Name: James Grier

Title: Vice President